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Exhibit 4.1

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                                CRIIMI MAE INC.

          CRIIMI MAE INC., a Maryland corporation (the "Corporation"), by and through its undersigned Executive Vice President, does hereby certify that:

          A. On July 16, 1996, the Board of Directors of the Corporation (the "Board of Directors"), pursuant to Section 2-105 of the Maryland General Corporation Law (the "GCL") and Article SIXTH of the Articles of Incorporation of the Corporation duly classified 3,000,000 unissued shares of the Corporation's preferred stock, $.01 par value per share ("Preferred Stock"), into a class of preferred stock designated "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock") and established and fixed the preferences, conversion or other rights, voting powers, restrictions or terms or conditions of redemption of such shares of stock, and authorized the execution and delivery of these Articles Supplementary to the Maryland State Department of Assessments and Taxation for filing pursuant to Section 2-208 of the GCL.

          B. The terms of the Series B Preferred Stock, as set by the Board of Directors, are as follows:

          1. Definitions.  For the purposes of these Articles Supplementary, the
             -----------
following terms shall have the meanings indicated:

          "Base Common Dividend Rate" shall mean $.30 per share of Common Stock, subject to adjustment as described in Section 4(d).

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Maryland are authorized or obligated by law or executive order to close.

          "Common Stock" shall mean the common stock of the Corporation, par value $.01 per share.

          "Conversion Ratio" shall equal 2.2844, subject to adjustment as described in Section 4(d)..

          "Conversion Premium" shall equal three percent (3%).

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          "Conversion Price" shall mean $10.94 per share of Common Stock, subject to adjustment as described in Section 10(f).

          "Liquidation Value" with respect to a share of Series B Preferred Stock shall mean $25.00.

          "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Redemption Price" with respect to a share of Series B Preferred Stock shall mean $25.00.

          "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          2. Designation and Number.  The shares of such series of Preferred
             ----------------------
Stock shall be designated as "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of shares initially constituting the Series B Preferred Stock shall be 3,000,000, which number may be decreased (but not increased) by the Board of Directors without a vote of the holders of Series B Preferred Stock; provided, however, that such number may not be decreased below the number of then outstanding shares of Series B Preferred Stock.

          3. Rank  The Series B Preferred Stock shall, with respect to dividend
             ----
rights and rights upon liquidation, dissolution or winding up, rank (i) senior to the Common Stock and to all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Corporation's Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and (iii) junior to all capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

          4. Dividends and Distributions.  (a)  The cash dividend rate on shares
             ---------------------------
of the Series B Preferred Stock shall equal the sum of (i) $0.68 per share per quarter (equivalent to $2.72 per share per annum) plus (ii) the product of (x) the excess over the Base Common Dividend Rate, if any, of the quarterly cash dividend declared or paid in respect of each share of Common Stock for the applicable quarter, (y) the Conversion Ratio and (z) one plus the Conversion Premium. The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any other shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock

                                     Page 6
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as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends, payable in quarterly installments on the last Business Day of each calendar quarter in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") commencing on September 30, 1996. Each such quarterly dividend shall be fully cumulative, to the extent not paid, and shall accrue (whether or not earned or declared), without interest, from the date of issuance of the Series B Preferred Stock, and thereafter from the first day of the quarterly period in which such dividend may be payable as herein provided. Dividends payable for each quarterly dividend period (including the period corresponding to the initial Quarterly Dividend Payment Date on September 30, 1996) shall be computed by dividing the annual dividend by four. Dividends payable with respect to any partial dividend period (other than the initial Quarterly Dividend Payment Date) shall be computed on the basis of a 360-day year of twelve 30-day months.

          (b) Dividends paid on the shares of the Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated among all such shares of Series B Preferred Stock and all other shares of capital stock of the Corporation ranking on a parity as to dividends with the Series B Preferred Stock, including, without limitation, the Series A Preferred Stock ("Dividend Parity Stock"), at the time outstanding pro rata so that the amount of dividends declared per share of Series B Preferred Stock and the Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and the Dividend Parity Stock bear to each other. The Board of Directors may fix a record date for the determination of holders of shares of the Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days nor less than ten (10) days prior to the date fixed for the payment thereof.

          (c) Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series B Preferred Stock which remains payable.

          (d) In case the Corporation shall (A) pay a dividend or make a distribution on shares of its Common Stock in Common Stock, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares:

              (i) the Base Common Dividend Rate in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Base Common Dividend Rate thereafter shall be determined by multiplying the Base Common Dividend Rate by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto; and

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              (ii) the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio thereafter shall be determined by multiplying the Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto.

Such adjustments shall be made whenever any event listed in the first sentence of this Section 4(d) shall occur and shall become effective retroactively immediately after the record date in the case of a dividend (pursuant to Section 4(d)(A)) and immediately after the effective date in the case of a subdivision, combination or reclassification (pursuant to Section 4(d)(B) or 4(d)(C)). No adjustment in the Base Common Dividend Rate or the Conversion Ratio shall be required unless the adjustment would require an increase or decrease of at least 1% of each of the Base Common Dividend Rate and the Conversion Ratio then in effect; provided, however, that any adjustment that by reason of this Section 4(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary in this
Section 4(d), Common Stock issued pursuant to CRIIMI MAE's dividend reinvestment plan shall not result in any adjustment to the Base Common Dividend Rate or the Conversion Ratio.

          (e) The holders of shares of the Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as expressly provided herein.

          5. Voting Rights.  So long as the Series B Preferred Stock remains
             -------------
outstanding, the holders of shares of the Series B Preferred Stock shall have the following voting rights:

          (a) The holders of shares of Series B Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

          (b) The affirmative vote or consent, in person or by proxy, in writing or at a special or annual meeting of stockholders called for the purpose, of the holders of at least:

               (i) two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be necessary to authorize, create or increase the authorized or issued amount of, any class or series of the Corporation's capital stock ranking prior to the Series B Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into any such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock;

               (ii) a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be necessary to authorize, create or increase the authorized or

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     issued amount of, any class or series of the Corporation's capital stock ranking on a parity with the Series B Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into any such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or

               (iii) two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be necessary to amend, alter or repeal any of the provisions of the Articles of Incorporation or the Articles Supplementary to the Articles of Incorporation for the Series B Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof;

          provided, however, with respect to the occurrence of any of the Events set forth in Section 5(b)(iii), so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock; and provided, further, that (x) any increase in the amount of authorized Common Stock or the authorization, creation or issuance of any other class or series of capital stock or (y) any increase in the amount of authorized shares of any other class or series of capital stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (c) During any period in which dividends on the Series B Preferred Stock are cumulatively in arrears for not less than six quarterly dividend payments (whether or not consecutive), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of the Series B Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. Such additional voting rights shall continue until such time as all dividends accumulated on the Series B Preferred Stock shall have been paid in full, at which time such additional directors shall cease to be directors and such additional voting right of the holders of Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above. In no event shall the holders of Series B Preferred Stock voting separately as a class be entitled to elect a total of more than two directors to the Board of Directors pursuant to this Section 5(c).

          (d)

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               (i)  The foregoing rights of holders of shares of Series B
     Preferred Stock to take any actions as provided in this Section 5 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

          So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series B Preferred Stock addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within sixty (60) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

               (ii) At each meeting of stockholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single class to elect directors of the Corporation as provided in this
     Section 5 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                  (A) the absence of a quorum of the holders of shares of Series B Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series B Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series B Preferred Stock or the taking of any action as provided in this Section 5; and

                  (B) in the absence of a quorum of the holders of shares of Series B Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

          For the taking of any action as provided in Sections 5(b) and 5(c) by the holders of Series B Preferred Stock, each such holder shall have one vote for each share of such stock standing in such holder's name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business

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     Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

          Each director elected by the holders of shares of Series B Preferred Stock as provided in Section 5(c) shall, unless his or her term shall expire earlier upon payment in full by the Corporation of all accumulated dividends on the Series B Preferred Stock, hold office until the annual meeting of stockholders next succeeding his election or until his successor, if any, is elected and qualified.

          In case any vacancy shall occur among the directors elected by the holders of shares of Series B Preferred Stock as provided in Section 5(c), such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within twenty (20) days after the creation thereof or if both directors so elected by the holders of Series B Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of the Series B Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.

          Any director elected by the holders of shares of Series B Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock. A special meeting of the holders of shares of Series B Preferred Stock may be called in accordance with the procedures set forth in Section 5(d)(i).

     6. Certain Restrictions.  (a)  If shares of Series B Preferred Stock
        --------------------
are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period, other than pursuant to Section 4(b), the Corporation will not declare, make, pay or set apart for payment or distribution any dividends or other distributions (other than in Common Stock or other capital shares ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up) on the Common Stock or any other series or class of capital stock ranking, as to dividends, junior to the Series B Preferred Stock for any period. No full dividends shall be paid or declared and set apart for payment on any Dividend Parity Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series B Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Series B Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Dividend Parity Stock for

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all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.

          (b) If shares of Series B Preferred Stock are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period, the Corporation shall not redeem, purchase or otherwise acquire for any consideration (or pay or make available money for a sinking fund for the redemption of) any Common Stock or any other series or class of capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, on a parity with or junior to the Series B Preferred Stock (except by conversion into or exchange for Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up); provided, however, the foregoing shall not prevent the purchase or acquisition of any shares of capital stock of the Corporation by the Corporation (i) in order to preserve the status of the Corporation as a real estate investment trust ("REIT") or (ii) pursuant to a purchase or exchange offer made on comparable terms to all holders of outstanding shares of capital stock of the Corporation.

          (c) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to
Section 6(b), purchase or otherwise acquire such shares at such time and in such manner.

          7. Redemption.  (a)  The Series B Preferred Stock shall not be
             ----------
redeemable in whole or in part prior to the tenth yearly anniversary of the date of issuance of the Series B Preferred Stock. On or after the tenth yearly anniversary of the date of issuance of the Series B Preferred Stock, to the extent the Corporation shall have funds legally available therefor, the Series B Preferred Stock shall be subject to redemption in whole or in part, in cash, at the option of the Corporation on any Quarterly Dividend Payment Date, at the Redemption Price, together in each case with an amount equal to accrued and unpaid dividends to (and including) the date fixed for redemption. On and after the date fixed for redemption, provided that the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or deposited in trust for the benefit of the holders of the Series B Preferred Stock, dividends shall cease to accrue on the Series B Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares. Any moneys deposited in trust by the Corporation which shall not be required for redemption because of the exercise of any right of conversion by the holders of the Series B Preferred Stock, shall be repaid to the Corporation forthwith. Any moneys deposited in trust by the Corporation and unclaimed at the end of two years from the date fixed for such redemption shall be repaid to the Corporation upon its written request,

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after which repayment the holders of the shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.

          (b) Notice of any redemption pursuant to Section 7(a) shall be given to the holders of shares of Series B Preferred Stock once not less than thirty
(30) or more than sixty (60) days prior to the date fixed for redemption.
Notice of redemption shall be given by first class mail to each such holder's address as shown on the stock books of the Corporation and will specify (i) the date fixed for redemption, (ii) the number of shares of Series B Preferred Stock to be redeemed, (iii) the Redemption Price, (iv) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for payment of the Redemption Price, (v) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the date fixed for redemption, and (vi) the date upon which the holders' conversion rights will terminate. If less than all shares of Series B Preferred Stock then outstanding are to be redeemed, the shares of Series B Preferred Stock will be redeemed pro rata from among the holders of shares of Series B Preferred Stock then outstanding.

          (c) If a notice of redemption has been given pursuant to this Section 7, and any holder of shares of the Series B Preferred Stock shall, prior to the close of business on the fifth day preceding the date fixed for redemption, give written notice to the Corporation pursuant to Section 10 below of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed, or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 10 below), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 10 below, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 10 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged from the trust.

          8. Reacquired Shares.  Any shares of Series B Preferred Stock
             -----------------
converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Maryland State Department of Assessments and Taxation, become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock subject to the conditions or restrictions on issuance set forth herein, to the extent any Series B Preferred Stock remains outstanding.

          9. Liquidation, Dissolution or Winding Up.  (a)  Upon any voluntary or
             --------------------------------------
involuntary liquidation, dissolution or winding up of the affairs of the Corporation then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, the holders of Series

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B Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidating distributions in the amount of the Liquidation Value per share, plus an amount equal to all dividends accrued and unpaid thereon as of the date of liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series B Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Section 9.

          10. Conversion.  (a)  Holders of shares of Series B Preferred Stock
              ----------
shall have the right, exercisable at any time, except in the case of shares of Series B Preferred Stock called for redemption (as described in Section 7 above), to convert shares of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the Conversion Price. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Liquidation Value by the Conversion Price. In the case of shares of the Series B Preferred Stock called for redemption, conversion rights shall expire at the close of business on the fifth Business Day immediately preceding the date fixed for redemption. No payment or adjustment for accrued dividends on the shares of Series B Preferred Stock is to be made on conversion, but holders of record of shares of Series B Preferred Stock on a record date applicable to a Quarterly Dividend Payment Date shall be entitled to receive such quarterly dividend payment notwithstanding the conversion of such shares prior to such Quarterly Dividend Payment Date.

          (b) Holders of Series B Preferred Stock may convert such Series B Preferred Stock into Common Stock by surrendering to the Corporation's transfer agent, Registrar and Transfer Company (the "Transfer Agent"), at its offices in the City of New York, New York or New Jersey, the certificate of such Series B Preferred Stock to be converted, properly endorsed and medallion certified and accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 10 and specifying the name or names in which such holder wishes the certificate or certificates for shares

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of Common Stock to be issued (a "Conversion Notice").  In case a Conversion
Notice shall specify a name or names other than that of such holder, such Conversion Notice shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names.
Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto.

          (c) As promptly as practicable, and in any event within five Business Days after the date of delivery of the shares of Series B Preferred Stock to be converted (and the Conversion Notice), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. All conversions shall be deemed to have been made at the close of business on the date of delivery of the Conversion Notice, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of ten (10) calendar days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at a rate of conversion which assumes the conversion took place during the period immediately prior to the closing of such books.

          (d) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect to such fraction in an amount equal to the same fraction of Sale Price (as defined below) of the Common Stock at the close of business on the day of conversion. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate. As used herein, "Sale Price" means the closing sales price of the Common Stock (or if no sale price is reported, the average of the high and low bid prices) as reported by the principal national or regional stock exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional stock exchange, as reported by the Nasdaq Stock Market and if not so reported, then as reported by the National Quotation Bureau Incorporated.

          (e) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the then-outstanding shares of the Series B Preferred Stock. For the purposes of this Section 10(e), the full number of shares of Common Stock, then issuable upon the conversion of all then-outstanding shares of the Series B Preferred Stock shall be computed as if at the time of computation, all outstanding shares of the Series B Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series B Preferred Stock (as provided herein) at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series B Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock issued upon conversion of the shares of the Series B Preferred Stock shall be validly issued, fully paid and nonassessable.

          (f)  The Conversion Price shall be subject to adjustment as follows:

               (i) In case the Corporation shall (A) pay a dividend or make a distribution on any class of its capital stock in shares of its Common Stock,
  (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying the Conversion Price at which the shares of the Series B Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision, combination or reclassification. Notwithstanding anything to the contrary in this Section 10(f)(i), Common Stock issued pursuant to CRIIMI MAE's dividend reinvestment plan shall not result in any adjustment to the Conversion Price.

               (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within forty-five (45) days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of Section 10(f)(iv) below) at the record date therefor (the "Current Market Price"), or in case the Corporation shall issue other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price, then the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying (A) the Conversion Price at which shares of the Series B Preferred Stock were theretofore convertible by (B) a fraction of which the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock (as determined in accordance with the provisions of Section 10(f)(iv) below).
  Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such securities. However, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this
  Section 10(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of Section 10(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

               (iii) In case the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of any shares of capital stock of the Corporation or its subsidiaries (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights to subscribe for or purchase any of its securities or those of its Subsidiaries (excluding those referred to in Sections 10(f)(i) and 10(f)(ii) above), then in each such case the number of shares of Common Stock into which each share of the Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) as of such record date of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on such record date; provided, however, that in the event the then fair market value (as so determined) of the portion of securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of the Series B Preferred Stock shall have the right to receive the amount and kind of securities such holder would have received had such holder converted each such share of the Series B Preferred Stock immediately prior to the record date for the distribution of the securities. Such adjustment shall be made whenever any such payment or distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the distribution.

               (iv) For the purpose of any computation under Sections 10(f)(ii) and 10(f)(iii) above, the Current Market Price per share of Common Stock at any date shall be deemed to be the average Sale Price for the thirty (30) consecutive trading days commencing forty-five (45) trading days before the day in question.

               (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect; provided, however, that any adjustment that by reason of this Section 10(f) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10(f) shall be made to the nearest cent.

               (vi) In the event that, at any time as a result of an adjustment made pursuant to Section 10(f)(i) or 10(f)(iii) above, the holder of any share of the Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in
  Section 10(f)(i) through 10(f)(v) above, and the other provisions of this
  Section 10 with respect to the Common Stock shall apply on like terms to any such other shares.

               (vii) In the event of a distribution of evidence of indebtedness or other assets (as described in Section 10(f)(iii)) or a dividend to all holders of Common Stock of rights to subscribe for additional shares of the CRIIMI MAE's capital stock (other than those referred to in Section 10(f)(ii)), CRIIMI MAE may, instead of making an adjustment of the Conversion Price, make prior provision so that each holder who converts such shares of Series B Preferred Stock will be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights, warrants, evidences of indebtedness or other assets.

               (viii) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series B Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of the Series B Preferred Stock.

               (ix) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series B Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series B Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The provisions of this Section 10(f)(ix) shall similarly apply to successive reclassification, consolidations, mergers, sales, transfers or share exchanges.

          (g) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of record of the Series B Preferred Stock a notice of the reduction at least fifteen (15) days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 10(f) above.

          11. Mandatory Redemption.  The shares of the Series B Preferred Stock
              --------------------
are not subject to mandatory redemption or sinking fund requirements.

          12. REIT Status.  Nothing contained in these Articles Supplementary or
              -----------
the Articles of Incorporation shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions (as defined in the Articles of Incorporation), including, without limitation, the enforcement of the provisions of Article EIGHTEENTH of the Articles of Incorporation.

          IN WITNESS WHEREOF, this instrument has been executed for and on behalf and in the name of the Corporation by its officers thereunto duly authorized on August 7, 1996.


                             CRIIMI MAE INC.


                              By:
                                 ------------------------------
                                 Frederick J. Burchill, Executive Vice President


[Seal]


Attest:


- ---------------------------
Name: H. William Willoughby
Title:  Secretary

          THE UNDERSIGNED, Executive Vice President of the Corporation, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                              By:
                                 ------------------------------
                                 Frederick J. Burchill, Executive Vice President